Exhibit 99.1

Equity One, Inc.                      For additional information at the Company:
1696 NE Miami Gardens Drive               Howard Sipzner, CFO
North Miami Beach, FL  33179              Michele Guard, Investor Relations
305-947-1664                          Media Contact:
                                          Abbe Solomon 305-446-2700

FOR IMMEDIATE RELEASE:
----------------------
Tuesday, February 11, 2003


         Equity One, Inc. Closes $340 Million Unsecured Credit Facility
         --------------------------------------------------------------

North Miami Beach, FL - February 11, 2003 -- Equity One, Inc. (NYSE: EQY), an owner, developer and operator of primarily supermarket-anchored shopping centers located predominantly in high growth markets of Florida and Texas, today announced that it had entered into a $340 million unsecured revolving credit facility in anticipation of the closing of its merger with IRT Property Company, which is expected to take place on Wednesday, February 12, 2003. Equity One intends to draw a portion of the facility, which becomes effective simultaneously with the merger closing, to fund a portion of the cash consideration to be paid to IRT shareholders in connection with the merger, to pay transaction expenses and to repay approximately $61.6 million of secured mortgage debt and $8 million of unsecured borrowings.

Wells Fargo, serving as Sole Lead Arranger and Administrative Agent, has arranged the participation of 14 additional banks in the facility. The facility has an initial term of three years with a one-year extension option, and has an "accordion feature" whereby the Company can increase the total commitment from $340 million to $400 million. Pricing for advances under the facility will equal LIBOR plus a spread ranging from 0.65% to 1.35%, depending on the credit ratings of the Company's senior unsecured long-term indebtedness. The initial pricing will be set at LIBOR plus 1.00%.

"We are very pleased to establish this credit facility," stated Chaim Katzman, Equity One's Chairman and Chief Executive Officer. "Wells Fargo has been a dependable business partner for Equity One over the past few years, and has assembled an outstanding group of banks on our behalf. We look forward to a mutually beneficial relationship with Wells Fargo and the new bank group."

Howard Sipzner, Equity One's Chief Financial Officer, added, "Together with tomorrow"s anticipated closing of the IRT merger and the associated confirmation of Equity One"s post-merger investment grade ratings - BBB - by Standard & Poor's Ratings Services and Baa3 by Moody's Investors Service - this facility opens a new chapter for Equity One in terms of financial stability and flexibility."

About Equity One
----------------

Equity One Inc. is a North Miami Beach, Florida based real estate investment trust that acquires, renovates, develops and manages neighborhood shopping centers anchored by national and regional supermarket chains and other necessity-oriented retailers such as drug stores or discount retail stores. Equity One's approximately 8.5 million square foot portfolio consists of 88 properties primarily located in metropolitan areas of Florida and Texas, encompassing 55 supermarket-anchored shopping centers, nine drug store-anchored shopping centers, 19 other retail-anchored shopping centers, one self storage facility and four retail developments, as well as non-controlling interests in four unconsolidated joint ventures. For additional information, please visit the Company's website at www.equityone.net.

Equity One has filed a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant documents, with the SEC concerning the proposed merger between Equity One and IRT Property Company. You are urged to read the registration statement containing the joint proxy statement/prospectus and any other relevant documents filed or that will be filed with the SEC when they become available because they will contain important information about Equity One, IRT and the merger. You may obtain the registration statement containing the proxy statement/prospectus and other relevant documents free of charge at the SEC's website, www.sec.gov. In addition, you may obtain documents filed with the SEC by Equity One free of charge by requesting them in writing from Equity One, Inc., 1696 N.E. Miami Gardens Drive, Miami, Florida 33179, Attention: Investor Relations, telephone
(305) 947-1664. You may obtain documents filed with the SEC by IRT free of charge by requesting them in writing from IRT Property Company, 200 Galleria Parkway, Suite 1400, Atlanta, Georgia 30339, Attention: Investor Relations, telephone (770) 955-4406.

Forward Looking Statements
--------------------------

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida and Texas; the continuing financial success of Equity One's current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant properties; the effects of natural and other disasters; and other risks, which are described in Equity One's filings with the Securities and Exchange Commission.